Exhibit 4.2

SUPPLEMENTAL INDENTURE

This Supplemental Indenture (this “Second Supplemental Indenture”) is dated as of July 28, 2017, and made by and between Emergent Capital, Inc., a Florida corporation (the “Issuer”), and U.S. Bank, National Association, as Trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of February 21, 2014 (the “Indenture”) providing for the issuance of the Issuer’s 8.50% Senior Unsecured Convertible Notes due 2019 (the “Notes”);

WHEREAS, Section 11.02(a) of the Indenture provides that the Issuer, the Subsidiary Guarantors and the Trustee may amend any provision of the Indenture (other than certain provisions enumerated in Section 11.02(a) of the Indenture, none of which provisions are implicated hereby) with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes;

WHEREAS, the Issuer filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 18, 2017 a Schedule TO including the Issuer’s offer to exchange any and all of its outstanding Notes for its new 5.00% senior unsecured convertible notes due 2023 (the “Offer to Exchange”), which was subsequently amended by filing with the Commission on May 16, 2017, May 26, 2017, June 7, 2017, June 12, 2017, June 21, 2017, June 27, 2017, June 29, 2017, July 7, 2017 and July 18, 2017 amendments to its Schedule TO and certain supplements to its Offer to Exchange in order to, subject to the terms and conditions set forth in the Offer to Exchange, solicit from Holders consents (the “Consents”) to certain amendments to the Indenture and the Notes (the “Proposed Amendments”), among other things;

WHEREAS, the Issuer has obtained in accordance with the terms and conditions of the Indenture the Consents of the Holders of at least a majority in aggregate principal amount of the outstanding Notes to the Proposed Amendments;

WHEREAS, Section 11.04 of the Indenture provides that any amendment to the Indenture reflected in a supplemental indenture becomes effective upon execution of such supplemental indenture by the Trustee and thereafter binds every Holder;

WHEREAS, the Issuer desires to execute this Second Supplemental Indenture containing modifications to the Indenture that do not adversely affect the rights, duties, liabilities or immunities of the Trustee, and the Issuer has requested the Trustee to execute this Second Supplemental Indenture pursuant to Section 11.02(c) of the Indenture;

WHEREAS, the Board of Directors of the Issuer has authorized the Issuer to enter into this Second Supplemental Indenture for the purpose of modifying the Indenture as set forth herein; and

WHEREAS, acts and things necessary have happened, been done, and been performed to make this Second Supplemental Indenture a valid and binding instrument.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)   Capitalized Terms. Capitalized terms used herein (including the preamble and the recitals hereto) without definition shall have the meanings assigned to them in the Indenture.

(2)   Amendments.

(a) Deletion of Certain Provisions

As of the Effective Date (as defined below), the following sections of the Indenture are hereby deleted in their entirety and, in the case of each section, replaced with the phrase “[Intentionally Omitted]”, any all references to such sections and any and all obligations thereunder are hereby deleted throughout the Indenture, all definitions used solely in such deleted sections are deleted in their entirety and such sections, definitions and references shall be of no further force or effect.

Section 6.04              (Further Instruments and Acts)

Section 6.10              (Shareholder Approval)

Section 7.01            (Company May Consolidate, Etc. only)

Section 7.02              (Successor Substituted)

Section 8.01(a)(6)         (Events of Default related to failure to comply with other covenants)

Section 8.01(a)(7)         (Events of Default related to certain cross-defaults)

Section 8.01(a)(8)         (Events of Default related to certain judgments)

Section 8.01(a)(9)         (Events of Default related to bankruptcy)

Section 8.01(a)(10)       (Events of Default related to bankruptcy)

Section 8.01(b)              (Notice of Default)

(b) Amendment to Notes.

The Notes are hereby amended to delete all provisions, definitions and references deleted from the Indenture pursuant to Section 2(a) of this Second Supplemental Indenture.

(4)  Effective Date.  This Second Supplemental Indenture shall become effective immediately upon the date of execution and delivery by the Issuer and the Trustee (the “Effective Date”), provided that the Proposed Amendments shall not be operative until all of the Notes that have been tendered in accordance with the terms of the Offer to Exchange prior to the date hereof have been accepted for exchange and exchanged in accordance with the terms of the

2

Offer to Exchange.  If the Offer to Exchange is withdrawn or if the transactions contemplated by the Offer to Exchange are not consummated for any reason upon the terms and conditions described in the Offer to Exchange, then the terms of this Second Supplemental Indenture shall be null and void and the Indenture and the Notes shall continue in full force and effect without any modification or amendment hereby and the Issuer shall provide written notice to the Trustee of such fact.

(5)  Governing Law. This Second Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

(6)  Counterparts. The parties may sign any number of counterparts of this Second Supplemental Indenture. Each signed counterpart shall be an original, but all of them together represent one and the same agreement.  One signed original is enough to prove this Second Supplemental Indenture.

(7)  Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)  The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

(9)  Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(10)  Severability. In case any provision in this Second Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(11)  Successors. All agreements of the Issuer in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.  All agreements set forth in this Second Supplemental Indenture shall bind every Holder of Notes heretofore or hereafter authenticated and delivered.

[Signatures begin on next page.]

3

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

EMERGENT CAPITAL, INC.

By:	/s/ Christopher J. O’Reilly
	Name:	Christopher J. O’Reilly
	Title:	General Counsel and Secretary

[Signature Page to the Supplemental Indenture]

U.S. BANK, NATIONAL ASSOCIATION, as trustee

By:	/s/ Karen Beard
	Name:	Karen Beard
	Title:	Vice President

[Signature Page to the Supplemental Indenture]